---------
FORM 4
---------
                                              STATEMENT OF
                                   CHANGES IN BENEFICIAL OWNERSHIP

1.   Name and Address of Reporting Person*
     ----------------- -------------------------------------------------------------------------------------------------------------
     (Last)            DEAN
     ----------------- -------------------------------------------------------------------------------------------------------------
     (First)           JOHN
     ----------------- -------------------------------------------------------------------------------------------------------------
     (Middle)          E.
     ----------------- -------------------------------------------------------------------------------------------------------------
     (Street)          1101 Vermont Avenue, NW, Suite 400
     ----------------- -------------------------------------------------------------------------------------------------------------
     (City)            Washington
     ----------------- -------------------------------------------------------------------------------------------------------------
     (State)           DC
     ----------------- -------------------------------------------------------------------------------------------------------------
     (Zip)             20005
     ----------------- -------------------------------------------------------------------------------------------------------------

2.   Issuer Name and Ticker or Trading Symbol
     ------------------------------------- -----------------------------------------------------------------------------------------
     (Issuer Name)                         ITT Educational Services, Inc.
     ------------------------------------- -----------------------------------------------------------------------------------------
     (Ticker or Trading Symbol)            ESI
     ------------------------------------- -----------------------------------------------------------------------------------------

3.   I.R.S. or Social Security Number of Reporting Person (Voluntary)
     ---------------------- --------------------------------------------------------------------------------------------------------
     (I.D. Number)
     ---------------------- --------------------------------------------------------------------------------------------------------

4.   Statement for Month/Year
     --------------- ---------------------------------------------------------------------------------------------------------------
     (Month)         January
     --------------- ---------------------------------------------------------------------------------------------------------------
     (Year)          2001
     --------------- ---------------------------------------------------------------------------------------------------------------

5.   If Amendment, Date of Original (Month/Day/Year)
     -------------- ----------------------------------------------------------------------------------------------------------------
     (Month)
     -------------- ----------------------------------------------------------------------------------------------------------------
     (Day)
     -------------- ----------------------------------------------------------------------------------------------------------------
     (Year)
     -------------- ----------------------------------------------------------------------------------------------------------------

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)
     X
     ------- ------------------------------------- ---------------------------------------------------------------------------------
     /X/     (Director)
     ------- ------------------------------------- ---------------------------------------------------------------------------------
     / /     (Officer, Include title)
     ------- ------------------------------------- ---------------------------------------------------------------------------------
     / /     (10% Owner)
     ------- ------------------------------------- ---------------------------------------------------------------------------------
     / /     (Other, specify)
     ------- ------------------------------------- ---------------------------------------------------------------------------------

7.   Individual or Joint/Group Filing (Check Applicable Line)
     X
     ------- -----------------------------------------------------------------------------------------------------------------------
     /X/     Form filed by One Reporting Person
     ------- -----------------------------------------------------------------------------------------------------------------------
     / /     Form filed by More than One Reporting Person
     ------- -----------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                 TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------ ----------- ---------------- --------------------------- -------------- ------------- ---------
1.Title of Security                  2.Transac-  3. Transaction   4. Securities Acquired    5. Amount of    6.Owner-    7. Nature of
(Instr.3)                            tion Date   Code (Instr.8)   (A) or Disposed of (D)    Securities      ship Form:  Indirect
                                     (Month/                      (Instr. 3,4, and 5)       Beneficially    Direct (D)  Beneficial
                                     Day/Year)  ------------------------------------------  Owned at End    or Indirect Ownership
                                                Code        V     Amount  (A) or   Price     of Month        (I)         (Instr. 4)
                                                                          (D)               (Instr. 3 & 4)
------------------------------------ ---------- --------   ------ ------- ------- --------  --------------  ------------ ---------
Common Stock                         1/1/01     A          V      409     A       $22.00    6,408 shares    D
                                                                  shares
------------------------------------ ---------- --------   ------ ------- ------- --------  --------------  ------------ ---------
                                                                                            450 shares      I            By Spouse
------------------------------------ ---------- --------   ------ ------- ------- --------  --------------  ------------ ---------
------------------------------------ ---------- --------   ------ ------- ------- --------  --------------  ------------ ---------
------------------------------------ ---------- --------   ------ ------- ------- --------  --------------  ------------ ---------
------------------------------------ ---------- --------   ------ ------- ------- --------  --------------  ------------ ---------
------------------------------------ ---------- --------   ------ ------- ------- --------  --------------  ------------ ---------
------------------------------------ ---------- --------   ------ ------- ------- --------  --------------  ------------ ---------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, SEE Instructions 4(b)
(v).

-------------------
FORM 4 (CONTINUED)
-------------------

------------------------------------------------------------------------------------------------------------------------------------
                   TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
                          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-----------------  -------------   --------------   --------------   ----------------------------------   --------------------------
1. Title of        2. Conversion   3. Transaction   4. Transaction   5. Number of Derivative Securities   6. Date Exercisable and
Derivative         or Exercise     Date             Code (Instr.8)   Acquired (A) or Disposed of (D)      Expiration Date
Security           Price of       (Month/Day/Year)                   (Instr.3,4, and 5)                   (Month/Day/Year)
(Instr.3)          Derivative
                   Security
                                                   ---------------------------------------------------------------------------------
                                                   Code       V     (A)                           (D)     Date            Expiration
                                                                                                          Exercisable     Date
-----------------  -------------   --------------   --------------   --------------------------  ------   ------------  ------------
-----------------  -------------   --------------   --------------   --------------------------  ------   ------------  ------------
-----------------  -------------   --------------   --------------   --------------------------  ------   ------------  ------------
-----------------  -------------   --------------   --------------   --------------------------  ------   ------------  ------------
-----------------  -------------   --------------   --------------   --------------------------  ------   ------------  ------------
-----------------  -------------   --------------   --------------   --------------------------  ------   ------------  ------------
-----------------  -------------   --------------   --------------   --------------------------  ------   ------------  ------------
-----------------  -------------   --------------   --------------   --------------------------  ------   ------------  ------------
-----------------  -------------   --------------   --------------   --------------------------  ------   ------------  ------------
-----------------  -------------   --------------   --------------   --------------------------  ------   ------------  ------------
-----------------  -------------   --------------   --------------   --------------------------  ------   ------------  ------------
-----------------  -------------   --------------   --------------   --------------------------  ------   ------------  ------------


------------------------------------------------------------------------------------------------------------------------------------
              TABLE II CONTINUED - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
                          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------- ----------------- ----------------------- -------------------- ------------------
7. Title and Amount of Underlying Securities       8. Price of       9.Number of             10. Ownership Form   11. Nature of
(Instr.3 and 4)                                    Derivative        Derivative Securities   of Derivative        Indirect
-------------------------------------------------  Security          Beneficially Owned at   Security: Direct     Beneficial
Title                              Amount or       (Instr.5)         End of Month (Instr.4)  (D) or Indirect      Ownership
                                   Number of                                                 (I) (Instr.4)        (Instr.4)
                                   Shares
---------------------------------- --------------- ----------------- ----------------------- -------------------- ------------------
---------------------------------- --------------- ----------------- ----------------------- -------------------- ------------------
---------------------------------- --------------- ----------------- ----------------------- -------------------- ------------------
---------------------------------- --------------- ----------------- ----------------------- -------------------- ------------------
---------------------------------- --------------- ----------------- ----------------------- -------------------- ------------------
---------------------------------- --------------- ----------------- ----------------------- -------------------- ------------------
---------------------------------- --------------- ----------------- ----------------------- -------------------- ------------------
---------------------------------- --------------- ----------------- ----------------------- -------------------- ------------------
---------------------------------- --------------- ----------------- ----------------------- -------------------- ------------------
---------------------------------- --------------- ----------------- ----------------------- -------------------- ------------------
---------------------------------- --------------- ----------------- ----------------------- -------------------- ------------------
---------------------------------- --------------- ----------------- ----------------------- -------------------- ------------------

Explanation of Responses:

                                                                           /s/ John E. Dean                              2/1/01
                                                                           ---------------------------------          --------------
**Intentional misstatements or omissions of facts constitute Federal       **Signature of Reporting Person                 Date
Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a.).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instructions 6 for procedure.

Potential persons who are to respond to the collection of information Contained in this form are not required to respond unless the form displays a currently valid OMB Number.

--------------------------------------------------------------------------------
         To view the actual filing form and general Instructions go to:
                       www.sec.gov/smbus/forms/form4.htm
--------------------------------------------------------------------------------

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